Exhibit 5.1

6 May 2016

The Directors	Your reference
Royal Dutch Shell plc Shell Centre London SE1 7NA
Our reference
MJXT/CZF
Direct line
+44 (0)20 7090 5377

Ladies and Gentlemen,

US$1,750,000,000 1.375 per cent. Guaranteed Notes due 2019;

US$1,500,000,000 1.875 per cent. Guaranteed Notes due 2021;

US$1,750,000,000 2.875 per cent. Guaranteed Notes due 2026; and

US$2,250,000,000 4.000 per cent. Guaranteed Notes due 2046.

(together, the “Notes”).

Introduction

1.	We have acted as legal advisers to Royal Dutch Shell plc (the “Company”) as to English law in connection with the issue of the Notes by Shell International Finance B.V. (“Shell Finance”), unconditionally guaranteed by the Company as to the payment of principal and interest pursuant to an indenture dated 27 June 2006 and made between the Company, Shell Finance and Deutsche Bank Trust Company Americas (the “Indenture”). We have taken instructions solely from the Company.

2.	This opinion is addressed to the Company and delivered in connection with the registration statement (No. 333-199736) on Form F-3 as filed with the United States Securities and Exchange Commission (the “SEC”) on 31 October 2014 (the “Registration Statement”) and the prospectus supplement relating to the Notes filed with the SEC on 5 May 2016 (the “Prospectus Supplement”). We have not been concerned with investigating or verifying the facts set out in the Registration Statement or the Prospectus Supplement.

3.	For the purposes of this opinion, we have examined copies of each of the following documents:

(a)	the Indenture;

(b)	the underwriting agreement dated 5 May 2016 and made between the Company, Shell Finance, Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, in respect of the US$1,750,000,000 1.375 per cent. Guaranteed Notes due 2019 (the “2019 Notes”), the US$1,500,000,000 1.875 per cent. Guaranteed Notes due 2021 (the “2021 Notes”), the US$1,750,000,000 2.875 per cent. Guaranteed Notes due 2026 (the “2026 Notes”) and the US$2,250,000,000 4.000 per cent. Guaranteed Notes due 2046 (the “2046 Notes”) (the “Underwriting Agreement”);

(c)	the terms agreement dated 5 May 2016 and made between the Company, Shell Finance, Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC in respect of the 2019 Notes, the 2021 Notes, the 2026 Notes and the 2046 Notes (the “Terms Agreement”);

(d)	the Registration Statement;

(e)	the Prospectus Supplement;

(f)	the pro forma final form of the 2019 Notes to be dated on or about 10 May 2016, the pro forma final form of the 2021 Notes to be dated on or about 10 May 2016, the pro forma final form of the 2026 Notes to be dated on or about 10 May 2016 and the pro forma final form of the 2046 Notes to be dated on or about 10 May 2016;

(g)	a certificate of the Assistant Company Secretary of the Company dated 22 March 2007 and the documents annexed thereto;

(h)	a certificate of the Deputy Company Secretary of the Company dated the date hereof and the documents annexed thereto; and

(i)	the entries shown on the CH Direct print out obtained by us from the Companies House database on the date hereof of the file of the Company maintained at Companies House (the “Company Search”).

4.	We have not been involved in the preparation or negotiation of the Indenture, the Underwriting Agreement, the Terms Agreement or the Notes and our role has been limited to the writing of this opinion.

5.	This opinion sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This opinion is to be governed by and construed in accordance with English law.

Assumptions

6.	For the purposes of this opinion, we have assumed each of the following:

(a)	all signatures are genuine;

(b)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)	the Indenture has been duly executed and delivered by the parties thereto in the form examined by us;

(d)	the capacity, power and authority of each of the parties to the Indenture (other than the Company) to execute, deliver and exercise its rights and perform its obligations under the Indenture;

(e)	the accuracy and completeness of the statements made in, and the documents annexed to, the certificates of the Assistant Company Secretary and the Deputy Company Secretary of the Company referred to in paragraphs 3(g) and 3(h) above;

(f)	(i) the information disclosed by the Company Search and by a search at the Central Registry of Winding-Up Petitions on the date hereof in relation to the Company (together, the “Searches”) was complete, accurate and up to date as at the date each was conducted and has not since then been altered or added to; (ii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company; (iii) no proposal for a voluntary arrangement has been made, or moratorium obtained, in relation to the Company under Part I of the Insolvency Act 1986 (as amended); (iv) the Company has not given any notice in relation to or passed any winding-up resolution; (v) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; (vi) the Searches did not fail to disclose any information relevant for the purposes of this opinion; and (vii) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside of England and Wales in relation to the Company or any of its assets or revenues;

(g)	the Indenture and the obligations expressed to be assumed by the parties thereto will constitute valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York (“New York law”) by which law the Indenture is expressed to be governed;

(h)	no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery or issue of the Indenture illegal, ineffective or contrary to public policy and that, insofar as any obligation under the Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or contrary to public policy in that jurisdiction;

(i)	the Indenture was entered into by the Company in good faith and in furtherance of the Company’s objects under its Memorandum of Association (as they stood as at 27 June 2006) and is in the best interests and to the advantage of the Company;

(j)	the Indenture has the same meaning and effect as if it were governed by English law;

(k)	since 27 June 2006, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof; and

(l)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture, Terms Agreement and Underwriting Agreement under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected.

Opinion

7.	Based on and subject to the foregoing and subject to the reservations below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public company limited by shares duly incorporated under the laws of England and Wales and is a validly existing company;

(b)	the Indenture has been duly authorised by the Company;

(c)	the signing and delivery of the Indenture by the Company was not, and the exercise of its rights and the performance of its obligations under the Indenture is not, prohibited by the Memorandum of Association or the Articles of Association of the Company;

(d)	on the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provision of the Indenture from being valid and binding obligations of the Company;

(e)	the statements made in the Base Prospectus under the caption “Taxation—U.K. Taxation” when read together with the statements made in the Prospectus Supplement under the caption “Taxation”, insofar as they purport to summarise the material U.K. tax consequences for a U.S. holder of an investment in the Notes, fairly summarise the matters therein described; and

(f)	the statements in the Registration Statement in the third, fourth and fifth paragraphs of the section headed “Enforceability of Certain Civil Liabilities”, insofar as they refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Reservations

8.	Our opinion is qualified by the following reservations:

(a)	the term “binding” is used in this opinion to describe an obligation of the type which the English Courts would enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms;

(b)	undertakings, covenants and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court or where the court itself has made an order for costs;

(c)	insofar as any obligation under the Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(d)	we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Indenture;

(e)	the obligations of the Company under or in respect of the Indenture will be subject to any law from time to time in force relating to insolvency, liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(f)	in our opinion, under English law there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States Federal or State securities laws;

(g)	the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding-Up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry of Winding-Up Petitions; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales. However, the certificate of the Deputy Company Secretary referred to in paragraph 3(h) above confirms that to the Deputy Company Secretary’s knowledge, no such event had occurred as at the date hereof;

(h)	our opinions in paragraphs 7(e) and 7(f) above are based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retrospective effect. Any change in applicable laws or the facts and circumstances surrounding the offering of the Notes, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinions in paragraphs 7(e) and 7(f) above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention; and

(i)	where all elements relevant to the situation at the date of the Indenture, Terms Agreement or Underwriting Agreement, other than the choice of New York law, are located in one or more member states of the European Union, provisions of European Union law which cannot be derogated from by contract may apply; and

(j)	we express no opinion as to whether the provisions dealing with the choice of law in respect of non-contractual claims will be effective. Where all elements relevant to the situation at the time the event giving rise to the damage occurs, other than the choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Indenture, Terms Agreement or Underwriting Agreement, are located in one or more member states of the European Union, provisions of European Union law which cannot be derogated from by contract may apply.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion. This opinion is being provided to the Company in connection with the Registration Statement and the Prospectus Supplement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

Yours faithfully,
/s/ Slaughter and May